  Filed pursuant to Rule 424(b)(3)
  Registration File Nos. 333-104444,
  333-104444-01 and 333-104444-02

  Pricing Supplement No. 1 dated April 28, 2003
  to the Prospectus dated April 25, 2003 and
  the Prospectus Supplement dated April 25, 2003.

  $500,000,000

  Prudential Financial, Inc.

  Medium-Term Notes, Series B
  Due One Year or More from Date of Issue

The note being purchased has the following terms:

Underwriters and Principal Amount:	J.P. Morgan Securities Inc.	$250,000,000
	Banc of America Securities LLC	25,000,000
	Bear, Stearns & Co. Inc.	25,000,000
	Blaylock & Partners, L.P.	25,000,000
	Citigroup Global Markets Inc.	25,000,000
	Credit Suisse First Boston LLC	25,000,000
	Deutsche Bank Securities Inc.	25,000,000
	Lehman Brothers Inc.	25,000,000
	UBS Warburg LLC	25,000,000
	Wachovia Securities, Inc.	25,000,000
	Sandler O'Neill & Partners, L.P.	12,500,000
	The Williams Capital Group, L.P.	12,500,000
	TOTAL	$500,000,000
Stated Maturity:	May 1, 2008
Specified Currency:	U.S. Dollars
principal:	U.S. Dollars
interest:	U.S. Dollars
exchange rate agent:	not applicable
Original Issue Date:	May 1, 2003
Original Issue Price:	99.95%
Underwriters Commission:	0.500%
Net Proceeds to Prudential Financial:	99.45% or $497,250,000
Original Issue Discount Note:	Not applicable
Form of Note:
master global form only:	Yes
non-global form available:
CUSIP No.	74432QAA3
Redemption and Repayment:	Not applicable
Interest Rate is Fixed:	Yes
annual rate:	3.750%
interest payment dates:	May 1 and November 1, commencing November 1, 2003
Regular record dates:	April 15 and October 15
Defeasance applies as follows:
full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:	Yes
covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:	Yes

Prudential Financial, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters will be approximately $139,000.

JPMorgan

Banc of America Securities LLC
        Bear, Stearns & Co. Inc.
                Blaylock & Partners, L.P.
                        Citigroup
                                Credit Suisse First Boston
                                        Deutsche Bank Securities
                                                 Lehman Brothers
                                                         UBS Warburg
                                                                 Wachovia Securities
                                                                         Sandler O'Neill & Partners, L.P.
                                                                                 The Williams Capital Group, L.P.